Exhibit 99

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7244

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG REPORTS 2013 SECOND QUARTER EPS OF $0.24

•	PRIOR YEAR SECOND QUARTER EPS OF $0.25 INCLUDED A ONE-TIME, NON-OPERATIONAL GAIN OF 2 1/2 CENTS PER SHARE

•	OPERATING MARGIN INCREASED 20 BASIS POINTS TO 6.0%, THE HIGHEST LEVEL IN 14 YEARS

•	HEALTHCARE REVENUE WAS 32% OF REVENUE

•	TOTAL SOLUTIONS REVENUE WAS 40% OF REVENUE

BUFFALO, N.Y. — July 22, 2013 — CTG (NASDAQ: CTG), an information technology (IT) solutions and services company, announced its financial results for the 2013 second quarter which ended on June 28, 2013. Higher demand for technical resources at some staffing clients and medical data analytics work were the primary contributors to earnings growth offsetting the impact of recent reductions in billable headcount at a large staffing client and delays in the start-up of Electronic Medical Record (EMR) projects.

2013 Second Quarter Review

Revenue, operating income, net income, and diluted net income per share for the 2013 second quarter as compared with the 2012 second quarter were as follows (dollar amounts in thousands except per-share data):

	June 28, 2013	June 29, 2012		$ Change		% Change
Revenue	$107,117	$106,705		$412		0.4%
Operating income	$6,399	$6,143		$256		4.2%
Net income	$4,055	$4,123	*	$(68)		(1.6	)%*
Diluted net income per share	$0.24	$0.25	*	$(0.01	)*	(4.0	)%*

*

Includes the effect of non-operational gain of $0.4 million, or 2 1/2 cents per diluted share, from life insurance proceeds received by the Company in the 2012 second quarter. Excluding this non-operational gain, diluted net income per share for the 2012 second quarter was $0.22.

The Company’s operating margin improved by 20 basis points to 6.0% from 5.8% in the 2012 second quarter and for the first time reached its long-term operating margin objective of 6% to 7% set over a decade ago.

“CTG’s second quarter earnings were at the mid-point of guidance and up 9%, excluding last year’s non-operational gain, despite lower than expected revenue growth due to a reduction in technical resource requirements from a large customer in our lower margin staffing business and delays in the start-up of EMR projects.” said CTG Chairman and Chief Executive Officer James R. Boldt. “Our focus on higher margin solutions work and the healthcare market is clearly paying off with the operating margin in the quarter reaching 6%, the highest level in over a decade. Healthcare revenue was down slightly from last year as many hospital clients are deferring system investments as a result of the U.S. federal budget sequestration. Long term, we remain optimistic in our healthcare opportunities in EMR and other areas such as post-implementation EMR production support, application management outsourcing, and medical data analytics. Earnings also benefited from work related to our IT medical management solution for chronic diseases. In the quarter, we began an implementation of our medical fraud, waste, and abuse (FWA) software as a service (SaaS) product for a small payer. While we did not record any revenue from this client in the second quarter of 2013, we expect a meaningful contribution to earnings from this engagement in the second half of the year.”

Mr. Boldt added, “Our success in steadily growing our healthcare business is reflected in CTG not only being recently named to the 2013 Healthcare Informatics HCI 100 list of the largest healthcare IT companies but also in our moving up 15 places on the list in the last three years to the current position of 54. Our European operations continue to be in a growth mode with revenue up 11% in the quarter based on increased business in our government and financial services practices and the addition of etrinity, our recently acquired Belgium-based health IT services provider. We look for etrinity to help drive further growth in our European business as countries there move toward adoption of U.S. EMR software over the next few years.”

Solutions revenue in the 2013 second quarter was $42.3 million, representing 40% of total revenue compared with 41% in the 2012 second quarter. Staffing revenue was $64.8 million, or 60% of total revenue, compared with 59% in the 2012 second quarter. European revenue, which includes the acquisition of etrinity in 2013, increased 11.0% to $18.6 million, or 17% of total revenue, compared with $16.8 million, or 16% of total revenue, in the 2012 second quarter. Foreign currency exchange fluctuations had a $0.3 million favorable effect on revenue in the quarter compared with a $1.9 million unfavorable effect in the 2012 second quarter. There were 64 billing days in the second quarter of 2013 and 2012.

Selling, general, and administrative (SG&A) expenses were $16.2 million or 15.2% of revenue, compared with $16.8 million or 15.7% of revenue in the 2012 second quarter.

Cash provided by operations was $4.9 million in the 2013 second quarter compared with cash provided by operations of $6.0 million in the 2012 second quarter. At June 28, 2013, the Company had $34.0 million in cash compared with $23.6 million at the end of the 2012 second quarter. The Company had no outstanding debt at the end of the 2013 and 2012 second quarters.

The Company’s tax rate for the 2013 second quarter was 35.6% compared with 36.8% in the 2012 second quarter. The tax rate for the 2013 second quarter benefited from a federal Work Opportunity Tax Credit attributable to recent hiring while the 2012 second quarter tax rate reflects the favorable effect of non-taxable life insurance proceeds received in the quarter. A tax rate of 36% to 38% is projected for the 2013 full year.

2013 First Half Review

Revenue, operating income, net income, and diluted net income per share for the 2013 first half as compared with the 2012 first half are as follows (dollar amounts in thousands except per share data):

	June 28, 2013	June 29, 2012		$ Change		% Change
Revenue	$215,612	$210,072		$5,540		2.6%
Operating income	$12,581	$11,742		$839		7.1%
Net income	$8,112	$7,483	*	$629		8.4	%*
Diluted net income per share	$0.47	$0.45	*	$0.02	*	4.4	%*

*

Includes the effect of non-operational gains of $0.4 million, or 2  1/2 cents per diluted share, from life insurance proceeds received by the Company in the 2012 second quarter. Excluding the non-operational gain in the 2012 second quarter, diluted net income per share for the 2012 first half was $0.42.

The Company’s operating margin increased by 20 basis points to 5.8% in the 2013 first half from 5.6% in the 2012 first half. During the first half of 2013, CTG’s solutions business was $84.6 million, or 39% of total revenue, and its staffing business was $131.0 million, or 61% of total revenue. European revenue, including the acquisition of etrinity in 2013, increased 12.0% to $38.0 million in the 2013 first half and represented 18% of total revenue.

Selling, general, and administrative expenses were $32.7 million, or 15.1% of revenue, compared with $33.0 million, or 15.7% of revenue, in the 2012 first half.

Stock Repurchase Program

CTG repurchased 59,000 of its shares in the 2013 second quarter at an average price of $20.00 per share. In July 2013, the Company extended its 10b5-1 stock repurchase plan to facilitate the repurchase of its common stock during its self-imposed blackout periods prior to the announcement of quarterly results. On June 28, 2013, approximately 0.5 million shares were available for repurchase under current authorizations.

2013 Third Quarter and Full Year Guidance

CTG is providing guidance for the 2013 third quarter and 2013 full year in the table below. Revenue and earnings guidance for the 2013 full year has been adjusted from previous guidance to reflect the reduction in the second quarter of technical resources currently needed by a large staffing client, a reduction in IT project spending, and delays in new EMR project starts.

2013 Third Quarter (63 billing days vs. 63 in Q3 2012)	Range	Range midpoint	Change from 2012 third quarter at range midpoint
Revenue	$105-$107 million	$106 million	-0.4%
Diluted net income per share	$0.22 - $0.24	$0.23	+0.0%

2013 Full Year (Projected tax rate of 36% to 38%)	Range	Range midpoint	Change from 2012 at range midpoint
Revenue	$428-$436 million	$432 million	+1.8%
Diluted net income per share	$0.93 - $0.99	$0.96	+9.1%

*	Comparison to 2012 excludes the effect of non-operational gains of $1.3 million, or 7 1/2 cents per diluted share, from life insurance proceeds received by the Company in 2012

Mr. Boldt commented, “Our earnings growth in 2013 will be less than we initially expected as our hospital clients deal with reimbursement reductions caused by the U.S. federal budget sequestration. That said, health providers and payers still have significant long-term information technology needs which continue to make healthcare an area for future growth with opportunity still ahead from more EMR implementations in the United States and Europe, as well as follow-on EMR work, application management outsourcing, health reform consulting services, and our innovative medical data analytics products. Notably, analytics products are making a larger contribution to earnings than a year ago, delivering promising results from just a small number of projects as we are still early in the introduction stage of the products’ life cycles.”

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, financial services, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by over 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG has a proven track record of delivering high-value, industry-specific solutions. CTG has approximately 3,900 employees and operates in North America and Western Europe. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2012 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

Conference Call and Webcast

CTG will hold a conference call to discuss its financial results and business strategy on Tuesday, July 23, 2013 at 10:00 a.m. Eastern Time. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-276-0010 between 9:45 a.m. and 9:50 a.m. and ask for the CTG conference call. A replay of the call will be available between 12:00 p.m. Eastern Time July 23, 2013 and 11:00 p.m. Eastern Time July 26, 2013 by dialing 1-800-475-6701 and entering the conference ID number 269074.

A live webcast of the call will be available on CTG’s web site: http://www.ctg.com. The webcast will also be archived on CTG’s web site at http://investor.ctg.com/events.cfm for 90 days following completion of the conference call.

Financial statements follow.

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Income

(Unaudited)

(amounts in thousands except per share data)

	For the Quarter Ended		For the Two Quarters Ended
	June 28,	June 29,	June 28,	June 29,
	2013	2012	2013	2012
Revenue	$107,117	$106,705	$215,612	$210,072
Direct costs	84,470	83,810	170,366	165,325
Selling, general and administrative expenses	16,248	16,752	32,665	33,005

Operating income	6,399	6,143	12,581	11,742
Non-taxable insurance proceeds	—	423	—	423
Other expense, net	(106)	(39)	(215)	(89)

Income before income taxes	6,293	6,527	12,366	12,076
Provision for income taxes	2,238	2,404	4,254	4,593

Net income	$4,055	$4,123	$8,112	$7,483

Net income per share:
Basic	$0.26	$0.27	$0.53	$0.49

Diluted	$0.24	$0.25	$0.47	$0.45

Weighted average shares outstanding:
Basic	15,459	15,123	15,445	15,147
Diluted	17,098	16,747	17,082	16,810

Cash dividend declared per share	$0.05	$—	$0.10	$—

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Balance Sheets

(Unaudited)

(amounts in thousands)

	June 28,	December 31,	June 29,
	2013	2012	2012
Current Assets:
Cash and cash equivalents	$33,974	$40,614	$23,624
Accounts receivable, net	75,763	70,459	71,928
Other current assets	3,570	2,595	3,336

Total current assets	113,307	113,668	98,888

Property and equipment, net	7,537	6,916	7,249
Goodwill	37,917	35,678	35,678
Other assets	10,741	9,943	12,040

Total Assets	$169,502	$166,205	$153,855

Current Liabilities:
Accounts payable	$10,004	$10,170	$11,768
Accrued compensation	30,367	32,162	30,950
Other current liabilities	6,093	7,869	6,428

Total current liabilities	46,464	50,201	49,146

Long-term debt	—	—	—
Other liabilities	13,176	13,223	10,470
Shareholders’ equity	109,862	102,781	94,239

Total Liabilities and Shareholders’ Equity	$169,502	$166,205	$153,855

COMPUTER TASK GROUP, INCORPORATED (CTG)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(amounts in thousands)

	For the Two
	Quarters Ended
	June 28,	June 29,
	2013	2012
Net income	$8,112	$7,483
Depreciation and amortization expense	1,291	1,304
Equity-based compensation expense	1,219	985
Other operating items	(12,778)	(6,177)

Net cash provided by (used in) operating activities	(2,156)	3,595
Net cash used in investing activities	(4,659)	(733)
Net cash provided by (used in) financing activities	442	(1,168)
Effect of exchange rates on cash and cash equivalents	(267)	(484)

Net increase (decrease) in cash and cash equivalents	(6,640)	1,210
Cash and cash equivalents at beginning of period	40,614	22,414

Cash and cash equivalents at end of period	$33,974	$23,624

— END —

CTG news releases are available on the Web at www.ctg.com.